Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan and Employee Stock Purchase Plan of Optimer Pharmaceuticals, Inc. of our reports dated March 11, 2009, with respect to the consolidated financial statements of Optimer Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Optimer Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
March 11, 2009